EXHIBIT 3

WARRANT AGREEMENT

            THIS WARRANT AND THE SHARES OF COMMON STOCK WHICH MAY BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD IN CONTRAVENTION OF THE ACT, OR APPLICABLE STATE LAWS OR THE RESTRICTIONS CONTAINED IN THIS WARRANT AGREEMENT.

            TOR Minerals International, Inc., a Delaware corporation (the "Company"), sold Nine (9) investment units ("Units") in a private placement offering ("Offering") to The D and CH Trust (who with his permitted assigns, heirs, executors or administrators shall be referred to as "Holder").  The Company and Holder may hereinafter be referred to individually as a "Party" or collectively as the "Parties".

1.         Number of Warrant(s); Right of Each Warrant.  As each Unit sold in the Offering contained one warrant ("Warrant"), the Company hereby grants, pursuant to this Warrant Agreement ("Agreement"), to Holder Nine (9) Warrant(s).  As each such Warrant entitles the Holder to purchase 25,000 shares (each individual share, a "Share") of the Company's common stock, par value $0.25 ("Common Stock"), the Company hereby grants, pursuant to this Agreement, to Holder the right to purchase an aggregate of Two Hundred Twenty Five Thousand (225,000) Shares, subject to the terms and condition set forth herein.

2.         Exercise Price.    The exercise price for each Share underlying this Warrant shall equal $2.00 ("Exercise Price").  Since Nine (9) Warrants are hereby granted, each of which entitles Holder to purchase 25,000 Shares, Holder is entitled to purchase an aggregate of Two Hundred Twenty Five Thousand (225,000) Shares, at the aggregate Exercise Price of Four Hundred Fifty Thousand dollars ($450,000).

3.         Exercise Period.  The Warrant may be exercised during the period ("Exercise Period") commencing upon the date of this Agreement and ending on the earlier of (i) three years from the date of this Agreement, or (ii) the date the Warrant is redeemed by the Company pursuant to the terms of Section 9 herein.

4.         Method of Exercise.  The Warrant shall be exercised in whole at any time, or in part from time to time, by delivery of the Exercise Form attached hereto duly executed and directed to the Company at its principal place of business accompanied by certified funds payable to the Company in the amount of the appropriate Exercise Price.  Upon receipt of these required documents and the Exercise Price, the Company shall make prompt delivery of a certificate evidencing the number of whole shares to which the Holder may be entitled, and pay to the Holder cash in an amount equal to the fair value of any fractional share. In case of the purchase of less than all the Shares purchasable under the Warrant, the Company shall cancel this Agreement upon surrender hereof and shall execute and deliver a new warrant agreement of like tenor and date for the balance of the Shares purchasable hereunder.  The Company agrees at all times to reserve or hold available a sufficient number of Shares to cover the number of shares issuable upon the exercise of this and all other Warrant of like tenor then outstanding.

5.         Rights as Stockholder. The Holder shall have no rights as a stockholder of the Company with respect to any Shares subject to the Warrant prior to the exercise of any Warrant, and then only with respect to those Shares actually acquired upon such due and proper exercise.

6.         Adjustment of Number of Shares and Class of Capital Stock Purchasable.  The number of Shares purchasable upon the exercise of the Warrant shall be subject to adjustment from time to time, as provided in this Section.

(a)        Adjustment for Change in Capital Stock.  If the Company effects any of the following, then the number and classes of shares purchasable upon exercise of the Warrant shall be adjusted so that the Holder may receive the number and classes of shares of capital stock of the Company which Holder would have owned immediately following such action if Holder had exercised the Warrant immediately prior to such action:

(i)         subdivides its outstanding shares of Common Stock into a greater number of shares;

(ii)        combines its outstanding shares of Common Stock into a smaller number of shares; or

(iii)       issues by reclassification of its shares of Common Stock any shares of its capital stock.

(b)        Consolidation, Merger or Sale of the Company.  If the Company is a party to a consolidation, merger or transfer of assets, which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation of the Company, as the case may be) shall assume the Company's obligations as set forth herein.  Upon consummation of such transaction, the Warrants shall automatically become exercisable for the kind and amount of securities and/or cash which the Holder of the Warrants would have owned immediately after the consolidation, merger or transfer if the Holder had exercised each and every Warrant immediately before the effective date of such transaction.  As a condition to the consummation of such transaction, the Company shall arrange for the person or entity obligated to issue securities upon exercise of the Warrants to, concurrently with the consummation of such transaction, assume the Company's obligations hereunder by executing an instrument so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section.

7.         Investment Representation.

(a)        Holder represents and warrants to the Company that Holder is acquiring the Warrant and the Shares issuable upon exercise of the Warrant ("Warrant Shares") for Holder's own account for the purpose of investment and not with a view toward resale or other distribution thereof in violation of the Act.  Holder acknowledges that the effect of the representations and warranties is that the economic risk of the investment in the Warrant and Warrant Shares must be borne by the Holder for an indefinite period of time.  These representations and warranties shall be deemed to be continuing representations and warranties and shall be in full force and effect upon such exercise of the Warrant granted hereby.

(b)        In order to enable the Company to comply with the Act and any relevant state law, the Company may require the Holder as a condition of the exercising of the Warrant granted hereunder, to give written assurance satisfactory to the Company that the Warrant Shares are being acquired for its own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such Warrant Shares either shall be made pursuant to a registration statement under the Act which shall become effective and is current with regard to the shares being sold, or shall be pursuant to an exemption from registration under the Act.  If the Warrant Shares are not subject to an effective registration statement under the Act, the certificates evidencing Warrant Shares shall bear the following restrictive legend or a substantially similar legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

8.         Non-Transferability.  The Warrant shall be exercisable only by Holder during his lifetime or by his assigns, heirs, executors or administrators, as the case may be.  No assignment of the Warrant shall be made except pursuant to the laws of descent and inheritance, unless the Company provides prior written consent to such transfer, which shall not be unreasonably withheld.

9.         Redemption of Warrant.  The Company may redeem all or any portion of this Warrant outstanding and unexercised at a redemption price of $.01 for each Share purchasable upon exercise hereof at the time of such redemption; provided that:

(a)                                                           (a)     Not less than thirty (30) days prior written notice has been provided to the Holder by the Company of the Company's intent to redeem.

(b)        The average closing price of the Company's Common Stock as listed on the NASDAQ Capital Market, subject to Section 6 herein, for the fifteen (15) trading days prior to the written notice set forth in this Section 9(a) has exceeded $2.50 per Share; and

(c)                                                           (c)     The Company limits its redemption to 25% of Holder's total purchasable shares held by the Warrant per month ("Redeemable Shares").

If any portion of this Warrant is redeemed in accordance with this Section 9, the Holder shall have the right to exercise this Warrant with respect to the Redeemable Shares until the close of business on the date next preceding the date fixed for redemption.  On or after the date fixed for redemption, the Holder shall have no rights with respect to this Warrant to the extent redeemed, except the right to receive $0.01 per Share of the Redeemable Shares upon surrender of this Warrant for redemption.

10.        Loss, etc. of Warrant.  Upon (i) receipt of evidence satisfactory to the Company, of the loss, theft, destruction or mutilation of the Warrant; (ii) receipt of indemnity reasonably satisfactory to the Company, if the Warrant is lost, stolen, or destroyed; (iii) reimbursement to the Company of all reasonable expenses incidental thereto; (iv) placement of a bond and indemnity satisfactory in form and substance to the Company; and (v) surrender and cancellation of the Warrant, if mutilated, the Company shall execute and deliver to the Holder new Warrant of like date, tenor and denomination.

11.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without regard to conflicts of laws rules or principles thereof.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts serving Nueces County, Texas, for the purposes of any action arising out of this Agreement, or the subject matter hereof.  To the extent permitted by applicable law, each Party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action (a) that such party is not personally subject to the jurisdiction of the above-named courts, (b) that the action is brought in an inconvenient forum, (c) that it is immune from any legal process with respect to itself or its property, (d) that the venue of the suit, action or proceeding is improper, or (e) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  In the event that any provision of this Agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain enforceable in accordance with its respective terms.

12.        Issuance of Shares.  The Company covenants and agrees that all Shares which may be delivered upon the appropriate exercise of the Warrant will, upon delivery, be duly paid and non-assessable and shall be free from all taxes, liens and charges with respect to the purchase thereof hereunder.

13.        Successors.  All the covenants and provisions of the Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 31st day of December, 2008.

TOR MINERALS INTERNATIONAL, INC.

By:	s/s BARBARA RUSSELL
Barbara Russell Acting Chief Financial Officer

SCHEDULE A

EXERCISE FORM

(To be Executed by the Registered Holder to Exercise

the Rights to Purchase Common Shares Evidenced by the Warrant)

TOR Minerals International, Inc.

Attn: Corporate Secretary

722 Burleson Street

Corpus Christi, Texas 78402

The undersigned, _________________, hereby irrevocably subscribes for _________ shares of TOR Minerals' Common Stock pursuant to and in accordance with the terms and conditions of the Warrant Agreement dated as of December 31, 2008, and herewith makes payment of $__________ therefore, and requests that a certificate for such shares be issued in the name of the undersigned and be delivered to the undersigned at the address stated below.

The undersigned further requests that in the event the number of shares subscribed for herein shall not be all of the shares purchasable under the December 31, 2008 Warrant Agreement, that a new warrant agreement of like tenor for the balance of the warrant not exercised be delivered to the undersigned.

Name:
Signed:
Address:

Date: